Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 17, 2021, in the Registration Statement (Form F-1) and the related Prospectus of VectivBio Holding AG for the registration of shares of its common stock.
/s/ Ernst & Young AG
Basel, Switzerland
March 17, 2021